Exhibit 5.1

February 27, 2007	Main +1.858.450.8400 Fax +1.858.450.8499
Artes Medical, Inc.
5870 Pacific Center Boulevard
San Diego, California 92121

Re:	Artes Medical, Inc.
Registration Statement on Form S-8 for 6,998,370 Shares of Common Stock
Ladies and Gentlemen:
     We have acted as counsel to Artes Medical, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of an additional 6,998,370 shares of Common Stock (the “Shares”) for issuance as follows: (i) 29,880 shares for issuance upon exercise of options granted under written compensation agreements to employees, directors, consultants and service providers (the “Standalone Grants”), (ii) 25,880 shares for issuance under the Company’s 2000 Stock Option Plan, as amended (the “2000 Plan”), (iii) 2,111,765 shares for issuance under the Company’s Amended and Restated 2001 Stock Option Plan, as amended (the “2001 Plan”), (iv) 4,444,971 shares for issuance under the Company’s 2006 Equity Incentive Plan (the “2006 Plan” and collectively with the 2000 Plan and the 2001 Plan, the “Plans”) and (v) 385,874 shares for issuance upon exercise of warrants issued under written compensation agreements to employees, directors, consultants and service providers (the “Warrants”).
     This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.
     In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.
     We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the issuance of the Standalone Grants and the Warrants, the establishment and amendments of the Plans and the issuance of options under the Plans. Based on such review, we are of the opinion that if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to (a) the terms and conditions of the Standalone Grants or the Warrants and in accordance with the Registration Statement, (b) the provisions of option agreements duly authorized under the Plans and in accordance with the Registration Statement, or (c) duly authorized direct stock issuances in accordance with the Plans and in accordance with the
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Artes Medical, Inc. February 27, 2007 Page 2
Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.
     We consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.
     This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Standalone Grants, the Plans, the Warrants or the Shares.

Very truly yours,
/s/ Heller Ehrman LLP